As filed with the U.S. Securities and Exchange Commission on July 31, 2024
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Seaport Entertainment Group Inc.
(Exact name of registrant as specified in its charter)

Delaware	93-1869991
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
199 Water Street, 28th Floor
New York, NY 10038
(212) 732-8257
(Address of principal executive offices)     (Zip code)
Seaport Entertainment Group Inc. 2024 Equity Incentive Plan
(Full title of the plan)
Anton D. Nikodemus
Chief Executive Officer
Seaport Entertainment Group Inc.
199 Water Street, 28th Floor
New York, NY 10038
(212) 732-8257
(Name, address and telephone number, including area code, of agent for service)
Copies to:
Michael Haas, Esq.
Julian Kleindorfer, Esq.
Abigail Smith, Esq.
Alexa Berlin, Esq.
Latham & Watkins LLP
1271 Avenue of the Americas
New York, NY 10020
(212) 906-1200
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

INTRODUCTION
This Registration Statement on Form S-8 (the “Registration Statement”) is being filed by Seaport Entertainment Group Inc., a Delaware corporation (the “Registrant”), for the purpose of registering (i) 6,800,000 shares of common stock, par value $0.01, of the Registrant (the “Common Stock”) that may be issuable under the Seaport Entertainment Group Inc. 2024 Equity Incentive Plan (the “Plan”) and (ii) an indeterminate number of additional shares of Common Stock that may become issuable under the terms of the Plan to prevent dilution resulting from any stock split, stock dividend, recapitalization or other similar transaction or adjustment affecting the Common Stock.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The information called for in Part I of Form S-8 to be contained in this Section 10(a) prospectus is not being filed with or included in the Registration Statement (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”). The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference
The SEC allows the Registrant to “incorporate by reference” in this Registration Statement the information in documents that the Registrant files with the SEC, which means that important information can be disclosed by referring to those documents. The information incorporated by reference is considered to be a part of this Registration Statement. The following documents, filed by the Registrant with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof:
(a)     the Registrant’s Registration Statement on Form 10 (File No. 001-42113), filed with the SEC on July 23, 2024 (the “Form 10 Registration Statement”) under the Exchange Act; and
(b)    the description of the Registrant’s Common Stock included in the section entitled “Description of Capital Stock” in the Information Statement filed as Exhibit 99.1 to the Form 10 Registration Statement, including any subsequent amendment or report filed for the purpose of updating such description.
All reports and documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities
Not applicable.

Item 5.	Interests of Named Experts and Counsel
Not applicable.

Item 6.	Indemnification of Directors and Officers
Section 145 of the Delaware General Corporation Law permits the Registrant, in certain circumstances, to indemnify any present or former director, officer, employee or agent of the Registrant against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with a proceeding in which any such person was, is or is threatened to be, made a party by reason of holding such office or position. In connection with the spin-off, the Registrant will amend and restate its certificate of incorporation (as amended, the “Certificate of Incorporation”) and its bylaws (as amended, the “Bylaws”). The Certificate of Incorporation and Bylaws will provide for indemnification of the Registrant’s directors and officers to the maximum extent permitted by Delaware law. The Certificate of Incorporation will also provide that, subject to Delaware law, the Registrant’s directors will not be personally liable for monetary damages awarded as a result of a breach of their fiduciary duty owed to the Registrant and its stockholders. This provision does not eliminate the directors’ fiduciary duty and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law.
In addition, the Registrant intends to enter into indemnification agreements with each of its directors and executive officers (and intends to enter into similar indemnification agreements with any future directors and executive officers). These agreements will require, among other things, that the Registrant indemnify each of its directors and executive officers to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, court costs, judgments, fines and settlement amounts reasonably incurred by the director or officer in any action or proceeding, including any action or proceeding by or in right of the Registrant, arising out of the person’s services as a director or executive officer. The Registrant will also be expressly authorized to carry directors’ and officers’ insurance to protect itself, its directors, officers and certain of its employees against certain liabilities.

Item 7.	Exemption from Registration Claimed
Not applicable.

Item 8.	Exhibits

4.1	Form of Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to Amendment No. 5 to the Form 10 filed by Seaport Entertainment Group Inc. on July 23, 2024)

4.2	Form of Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to Amendment No. 5 to the Form 10 filed by Seaport Entertainment Group Inc. on July 23, 2024)

5.1*	Opinion of Latham & Watkins LLP

23.1*	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

23.2*	Consent of KPMG LLP, independent registered public accounting firm

23.3*	Consent of KPMG LLP, independent registered public accounting firm

24.1*	Power of Attorney (included on the signature page to the Registration Statement)

99.1+	Seaport Entertainment Group Inc. 2024 Equity Incentive Plan (incorporated by reference to Exhibit 10.28 to Amendment No. 4 to the Form 10 filed by Seaport Entertainment Group Inc. on July 19, 2024)

107.1*	Filing Fee Table
_____________
+  Management contract, compensatory plan or arrangement.
*  Filed herewith.

Item 9.	Undertakings
(a)  The undersigned Registrant hereby undertakes:
(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.
(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(2)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York City, State of New York, on July 31, 2024.

SEAPORT ENTERTAINMENT GROUP INC.

By:	/s/ Anton D. Nikodemus
Name:	Anton D. Nikodemus
Title:	Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Anton D. Nikodemus and Matthew M. Partridge, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution and resubstitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their, his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Anton D. Nikodemus	Chief Executive Officer and Director (Principal Executive Officer)	July 31, 2024
Anton D. Nikodemus

/s/ Matthew M. Partridge	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 31, 2024
Matthew M. Partridge

/s/ David Z. Hirsh	Director	July 31, 2024
David Z. Hirsh